EXHIBIT 99.1

ENGlobal Reports First Quarter Results

Engineering and Construction Industry Continues Positive Trend

HOUSTON, May 10, 2011 (GLOBE NEWSWIRE) -- ENGlobal (Nasdaq:ENG), a leading provider of energy-related project delivery solutions, announced today its financial results for the first quarter ended March 31, 2011.

First Quarter 2011 Highlights Compared to First Quarter 2010:

  $(0.07) earnings per diluted share, an increase of 17%
  Revenue of $77.3 million, an increase of 14%
  Consolidated gross profit margin as a percentage of revenue of 7.4%, an increase from 7.2%
  Positive cash flow from operations of $6.8 million for the three months ended March 31, 2011

ENGlobal reported a net loss of $2.0 million, or $(0.07) per diluted earnings per share, for the quarter ended March 31, 2011. This represents an increase of 28% over net loss of $1.5 million and an increase of 17% over diluted earnings per share of $(0.06) for the same period last year. First quarter revenue increased to $77.3 million, 14% higher than the $68.0 million for the first quarter of fiscal year 2010. When comparing the first quarter 2011 to the comparable quarter of 2010, the increase in net loss was primarily due to several non-recurring items, such as severance costs, extracting employees from Libya where the Company was engaged in a project, professional services, and a project overrun, all together totaling $2.5 million.

The following table illustrates the composition of the Company's revenue and profitability for the three months ended March 31, 2011 and 2010, respectively:

	Quarter Ended				Quarter Ended
	March 31, 2011				March 31, 2010
	(dollars in millions)
Segment	Total Revenue	% of Total Revenue	Gross Profit Margin	Operating Profit Margin	Total Revenue	% of Total Revenue	Gross Profit Margin	Operating Profit Margin

Engineering & Construction	$37.9	49.0%	8.4%	2.5%	$33.2	48.8%	6.0%	(1.8)%
Automation	17.7	22.9%	5.0%	(0.3)%	15.2	22.4%	9.1%	2.8%
Field Solutions	21.7	28.1%	7.6%	(2.0)%	19.6	28.8%	7.6%	3.9%
	$77.3	100.0%			$68.0	100.0%

The Company's consolidated gross profit margin as a percent of revenue increased to 7.4% in the three months ended March 31, 2011 from 7.2% in the prior year period. The primary reasons for this increase were increased levels of revenue volume, cost efficiencies, and varied project mix.

Overall, selling, general and administrative ("SG&A") expenses increased $0.9 million, or 12.7%, from $7.4 million in 2010 to $8.3 million for the three months ended March 31, 2011. The primary reasons for this increase were increases in professional services related to legal accruals, salaries and employee related expenses mainly attributable to severance payments relating to right-sizing our Company and bad debt expense, offset by decreases in facilities expense, office expense and depreciation. As a percentage of revenue, SG&A decreased to 10.8% for the three months ended March 31, 2011, from 10.9% for the comparable period in 2010.

The Company's days of sales outstanding increased to 63 days at March 31, 2011, from 60 days at March 31, 2010. Bad debt expense was approximately 0.1% and (0.3)% of revenue for the quarters ended March 31, 2011 and 2010, respectively.

Long-term debt and capital leases, net of current portion, increased 0.4%, or $1,000, from $252,000 at December 31, 2010 to $253,000 at March 31, 2011. As a percentage of stockholders' equity, long-term debt remained constant at 0.4% over this three-month period. Cash on hand at March 31, 2011 totaled $39,000 and availability under the Company's credit facility, after consideration of loan covenant restrictions, totaled approximately $8,962,000 resulting in total liquidity of approximately $9,001,000. At March 31, 2011, the amount outstanding on the Wells Fargo Credit Facility was $12.3 million compared to $18.7 million at December 31, 2010.

Commenting on ENGlobal's first-quarter results, President and Chief Executive Officer, Edward L. Pagano said, "Excluding the non-recurring items, ENGlobal would have generated net income in the month of March for the first time since September 2010. I'm particularly pleased that both revenue and margins increased over the year-ago quarter, providing further evidence that our end markets are improving and that our lower fixed cost structure and ongoing focus on productivity are yielding results. In addition to managing legacy project and legal issues, the first quarter included more cutbacks and expense control efforts by our management team. Those efforts in the first quarter included a reduction in force, which should provide approximately $4.3 million in cost savings from decreased personnel expenses and increased utilization during 2011."

Mr. Pagano continued, "As we move further into 2011, we remain cautiously optimistic about our business and, as the engineering and construction industry continues to trend positively, we will look for additional operational efficiencies to best position ourselves for achieving future success. Our balanced and structured approach to ENGlobal's recovery should drive positive results across our Company. In the meantime, we plan to make prudent decisions as we move slowly yet steadily in the right direction."

ENGlobal's employee count increased to approximately 2,100 for the quarter ended March 31, 2011, a 5% increase from fourth quarter 2010 and an increase of 11% when compared to first quarter 2010. ENGlobal averaged 156,000 billable hours per two-week period during first quarter 2011, a 14% increase, when compared to 137,000 hours in the same period in 2010 and a 10% decrease from 174,000 hours in fourth quarter 2010. The Company's overall utilization percentage was approximately 90% for the first quarter of 2011, compared with approximately 87% for the comparable period of 2010.

Later this morning, the Company will host a conference call to discuss its quarterly results at 11:00 a.m. EDT (10:00 a.m. CDT). To participate in the conference call, please dial (877) 711-4010 (Domestic) or (706) 643-4549 (International), and enter the Conference ID #65307251 approximately 10 minutes before the scheduled start time and request the "ENGlobal First Quarter 2011 Earnings Conference Call." If you are unable to join the call, a replay will be available approximately three hours after the conclusion of the call until Tuesday, May 24, 2011. The replay can be accessed by dialing (800) 642-1687 (Domestic) or (706) 645-9291 (International), Conference ID #65307251. The call will be webcast live at www.englobal.com in the Investor Relations section, and an audio archive will be available on the Company's website shortly after the call concludes.

The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2011 will be filed with the Securities and Exchange Commission on or before May 16, 2011 reflecting these results.

About ENGlobal

ENGlobal (Nasdaq:ENG), founded in 1985, is a provider of engineering and related project services principally to the energy sector throughout the United States and internationally. ENGlobal operates through three business segments: Engineering & Construction, Field Solutions, and Automation. The Engineering & Construction segment provides consulting services relating to the development, management and execution of projects requiring professional engineering as well as construction management, mechanical integrity, field support, quality assurance and plant asset management. ENGlobal's Field Solutions segment provides project management and staffing for right-of-way and site acquisition, inspection, permitting, regulatory services, and legislative outreach. The Automation segment provides services related to the design, fabrication and implementation of process distributed control and analyzer systems, advanced automation, information technology, cyber security, and heat tracing projects. ENGlobal has approximately 2,100 employees in 15 offices and 9 cities. Further information about the Company and its businesses is available at www.ENGlobal.com.

Safe Harbor for Forward-Looking Statements

The statements above regarding the Company's expectations regarding its new alliance contract and certain other matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws and are subject to risks and uncertainties including, but not limited to: (1) our ability to respond appropriately to the current worldwide economic situation and the resulting changes in demand for our services and competitive pricing pressure; (2) our ability to achieve our business strategy while effectively managing costs and expenses; (3) our ability to collect accounts receivable in a timely manner; (4) our successful negotiation with Wells Fargo Bank to increase our line of credit; (5) our ability win new projects that we can perform on a profitable basis; (6) our ability to accurately estimate costs and fees on fixed-price contracts; (7) the profitability of our master service agreements; (8) the effect of changes in laws and regulations with which the Company must comply and the associated costs of compliance with such laws and regulations, either currently or in the future, as applicable; (9) the effect of changes in the price of oil; (10) the effect of changes in accounting policies and practices as may be adopted by regulatory agencies, as well as by the FASB; (11) the effect of changes in our competitive position within our market in view of, among other things, increasing consolidation currently taking place among our competitors. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors detailed from time to time in ENGlobal's filings with the Securities and Exchange Commission. In addition, reference is hereby made to cautionary statements set forth in the Company's most recent reports on Form 10-K and 10-Q, and other SEC filings.

Click here to join our email list: http://www.b2i.us/irpass.asp?BzID=702&to=ea&s=0.

Financial Highlights
(in thousands, except loss per share)

	Quarter Ended
	March 31
	2011	2010

Operating Revenues	$77,250	$67,984
Operating cost	71,529	63,112
Gross Profit	5,721	4,872

Selling, general and administrative expenses	8,320	7,383
Operating Loss	(2,599)	(2,511)

Other Expense:
Other expense, net	(43)	(11)
Interest expense, net	(217)	(76)

Loss before Income Taxes	(2,859)	(2,598)

Benefit for Income Taxes	(886)	(1,060)

Net Loss	$(1,973)	$(1,538)

Loss Per Common Share:
Basic	$(0.07)	$(0.06)
Diluted	$(0.07)	$(0.06)

Weighted Average Shares Used in Computing Loss Per Share:
Basic	26,673	27,434
Diluted	26,673	27,434

Selected Balance Sheet Information (in thousands):
	As of
	March 31, 2011	December 31, 2010

Cash	$39	$49
Working capital	28,986	30,112
Property and equipment, net	4,140	4,503
Total assets	106,350	110,324
Long-term debt, net of current portion	253	252
Stockholders' Equity	63,229	65,102
CONTACT: Natalie S. Hairston
         (281) 878-1000
         ir@ENGlobal.com